Exhibit 99.1

(Filed herewith)

NEWS RELEASE — February 13, 2008

For information, call:

Ken Golden

Director, Strategic Public Relations

309-765-5678

Deere Posts Record First Quarter Earnings of $369 Million

•                  Earnings per share climb 60%; net sales and revenues up 18%.

•                  Strong global farm sector driving improvement in agricultural machinery.

•                  Construction and forestry results higher in spite of weakening U.S. economy.

•                  Forecast for year’s sales and profit revised upward.

MOLINE, Illinois (February 13, 2008) — Deere & Company today announced worldwide net income of $369.1 million, or $0.83 per share, for the first quarter ended January 31, compared with $238.7 million, or $0.52 per share, for the same period last year. Worldwide net sales and revenues increased 18 percent to $5.201 billion for the quarter compared with $4.425 billion a year ago. Net sales of the equipment operations were $4.531 billion for the period compared with $3.815 billion last year.

Strongly favorable conditions throughout the global farm sector, coupled with a positive customer response to the company’s product lineup, are continuing to drive results, noted Robert W. Lane, chairman and chief executive officer.

“Advanced product offerings that help John Deere customers be more profitable and productive are supporting the company’s financial performance and helping expand our global market presence,” he said. “Further, benefiting from our ongoing actions to create a fundamentally more resilient, more successful business, Deere’s  non-agricultural operations remain on a profitable course in spite of weakening economic conditions in the United States.”

Summary of Operations

Net sales of the worldwide equipment operations increased 19 percent for the quarter, including positive effects for currency translation and price changes of 6 percent. Equipment sales in the United States and Canada were up 9 percent for the quarter. Net sales outside the United States and Canada increased by 37 percent, which included a positive currency-translation effect of 11 percent.

Deere’s equipment divisions reported operating profit of $457 million for the quarter compared with $270 million last year. The improvement was largely due to the favorable impact of higher sales and production volumes and improved price realization, partially offset by higher selling, administrative and general expenses and raw-material costs.

Trade receivables and inventories at the end of the quarter were $6.488 billion, or 29 percent of previous 12-month sales, compared with $5.672 billion, or 28 percent of sales, a year ago.

Financial services reported net income of $97.7 million for the quarter compared with $88.2 million last year. The improvement was primarily due to growth in the credit portfolio, higher crop insurance income and a lower effective tax rate. Higher interest expense resulting from increased leverage, higher selling, administrative and general expenses, and an increase in the provision for credit losses partially offset the improvements.

Company Outlook

Company equipment sales are projected to increase by about 17 percent for full-year 2008 and to be up approximately 23 percent for the second quarter. Currency accounts for approximately 3 percent of the sales increase for both periods. Deere’s net income is forecast to be about $2.2 billion for the year and in a range of $700 million to $725 million for the second quarter.

Company Summary

Deere’s performance is receiving support from the company’s actions to produce stronger, more sustainable financial results, to attract and serve customers throughout the world, and from positive global economic trends. “We are making the investments necessary to serve a growing customer base in all our businesses,” Lane said.  “At the same time, the company remains in a prime position to benefit from powerful trends sweeping the world, such as growing affluence, increasing demand for food and infrastructure, and the rising use of biofuels.” On the strength of these factors, Lane believes the company is on track to continue delivering strong financial results and solid investor value.

Equipment Division Performance

Agricultural. Sales increased 33 percent for the quarter, primarily as a result of higher volumes, the favorable effects of currency translation, and improved price realization. Operating profit was $332 million compared with $137 million last year. The profit increase was primarily due to the favorable impact of higher sales and production volumes and improved price realization, partially offset by higher selling, administrative and general expenses attributable in large part to currency translation. Also affecting the quarter’s results were increased research and development expenses.

Commercial & Consumer. Division sales were up 16 percent for the quarter. LESCO operations, acquired in the third quarter of 2007, accounted for 14 percent of the sales increase. The division had operating profit of $8 million for the quarter, compared with $38 million a year ago. The profit decline was primarily due to higher selling, administrative and general expenses from LESCO, partially offset by higher sales volumes.

Construction & Forestry.  Though sales declined 6 percent, operating profit rose to $117 million for the quarter, versus $95 million a year ago. The profit increase was mainly due to improved price realization and the positive effect of production levels in closer alignment with retail demand, partially offset by higher raw-material costs and lower sales volumes.

Market Conditions & Outlook

Agricultural.  With support from continuing strength in the global farm sector, worldwide sales of John Deere agricultural equipment are expected to increase by about 28 percent for full-year 2008. This includes about 4 percent related to currency translation.

Farm conditions throughout the world remain quite positive, benefiting from healthy commodity prices and demand for renewable fuels. Recently enacted energy legislation in the United States requires a significant increase in renewable-fuel production through 2022. Relative to consumption, global grain stocks such as wheat and corn are forecast to remain at or near 30-year lows. In addition, a large number of advanced new John Deere products coming to market in 2008 are expected to lend support to sales of agricultural equipment.

On an industry basis, farm machinery sales in the United States and Canada are forecast to be up 15 to 20 percent for the year. Large tractors and combines are expected to lead the improvement while demand for cotton equipment is projected to be down. Overall farm machinery sales are expected to benefit from a significant increase in farm cash receipts, related in large part to higher crop prices.

Industry sales in Western Europe are forecast to be up 3 to 5 percent for the year.  Greater increases are expected in Eastern Europe and the CIS (Commonwealth of Independent States) countries, including Russia, where demand for productive farm machinery is experiencing rapid growth. South American markets are expected to show further improvement in 2008, with industry sales forecast to increase by 15 percent or more. Despite strong commodity-price support, however, farm machinery demand in Brazil could be affected by uncertainties over government-backed financing programs. Deere sales are expected to be helped by an expanded product line and additional capacity associated with the start-up of a world-class tractor-manufacturing facility in Brazil and by higher demand for the company’s innovative sugarcane-harvesting equipment.

Commercial & Consumer.  John Deere commercial and consumer equipment sales are projected to be up about 8 percent for the year, including about 7 percent from a full year of LESCO sales.  Sales gains from new products, such as an expanded line of innovative commercial mowing equipment, are expected to more than offset market weakness related to the U.S. housing slowdown and rising costs for fertilizer and other lawn-maintenance supplies.

Construction & Forestry.  U.S. markets for construction and forestry equipment are forecast to remain under continued pressure due in large part to a continuing slump in housing starts. It is expected that housing activity in 2008 will remain far below last year in spite of recent interest-rate reductions. Non-residential construction is expected to remain in line with last year’s relatively strong levels. Although the U.S. housing sector is negatively affecting forestry equipment markets in the United States and Canada, forestry sales on a worldwide basis are projected to rise in 2008 due to economic growth in other regions.

Despite a generally weak environment, Deere sales are expected to benefit from new products and factory-production levels in closer alignment with retail demand. For 2008, the company’s worldwide sales of construction and forestry equipment are forecast to be approximately equal to the prior year.

Credit.  Full-year 2008 net income for Deere’s credit operations is forecast to be approximately $365 million. The improvement is expected to be driven by growth in the credit portfolio and higher crop insurance income, partially offset by increased interest expense resulting from higher leverage.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $77.2 million for the first quarter, compared with net income of $73.2 million a year ago. The improvement was primarily due to increased crop insurance income, growth in the credit portfolio and a lower effective tax rate. Increased selling, administrative and general expenses, higher interest expense resulting from increased leverage, and a higher provision for credit losses partially offset the improvements.

Net receivables and leases financed by JDCC were $18.261 billion at January 31, 2008, compared with $17.257 billion last year. Net receivables and leases administered, which include receivables previously sold, totaled $18.470 billion at January 31, 2008, compared with $18.050 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those in the U.S. and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions, customer profitability, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable-input costs.

General economic conditions, consumer spending patterns, the number of housing starts, and interest rates are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in, and the political and social stability of, the global markets in which the

Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel, rubber and fuel; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the Company’s supply chain due to weather or natural disasters; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, the number and size of customer loan delinquencies and defaults, and the sub-prime credit market crises; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; changes in tax rates; the effects of, or response to, terrorism; and changes in laws and regulations affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses and common stock issuances and repurchases.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

First Quarter 2008 Press Release
(millions of dollars)

	Three Months Ended January 31
	2008	2007	% Change
Net sales and revenues:
Agricultural equipment net sales	$2,758	$2,081	+33
Commercial and consumer equipment net sales	743	641	+16
Construction and forestry net sales	1,030	1,093	-6
Total net sales*	4,531	3,815	+19
Credit revenues	550	493	+12
Other revenues	120	117	+3
Total net sales and revenues*	$5,201	$4,425	+18

Operating profit:**
Agricultural equipment	$332	$137	+142
Commercial and consumer equipment	8	38	-79
Construction and forestry	117	95	+23
Credit	133	132	+1
Other	3	2	+50
Total operating profit*	593	404	+47
Interest, corporate expenses and income taxes	(224)	(165)	+36
Net income	$369	$239	+54

* Includes equipment operations outside the U.S. and Canada as follows:
Net sales	$1,808	$1,324	+37
Operating profit	$210	$83	+153
The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**                          Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended January 31, 2008 and 2007
(In millions of dollars and shares except per share amounts) Unaudited

	2008	2007

Net Sales and Revenues
Net sales	$4,530.6	$3,814.9
Finance and interest income	527.9	482.4
Other income	142.5	127.9
Total	5,201.0	4,425.2

Costs and Expenses
Cost of sales	3,361.8	2,950.2
Research and development expenses	204.3	176.8
Selling, administrative and general expenses	652.8	543.5
Interest expense	295.1	267.1
Other operating expenses	155.5	122.2
Total	4,669.5	4,059.8

Income of Consolidated Group Before Income Taxes	531.5	365.4
Provision for income taxes	170.0	128.1
Income of Consolidated Group	361.5	237.3
Equity in income of unconsolidated affiliates	7.6	1.4
Net Income	$369.1	$238.7

Per Share Data
Net income - basic	$.84	$.53
Net income - diluted	$.83	$.52

Average Shares Outstanding:
Basic	437.7	454.5
Diluted	444.2	459.7

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	January 31	October 31	January 31
	2008	2007	2007

Assets
Cash and cash equivalents	$1,496.3	$2,278.6	$1,341.1
Marketable securities	1,153.6	1,623.3	1,410.0
Receivables from unconsolidated affiliates	39.2	29.6	24.1
Trade accounts and notes receivable - net	3,199.3	3,055.0	3,188.2
Financing receivables - net	15,233.1	15,631.2	13,683.7
Restricted financing receivables - net	1,960.6	2,289.0	2,066.7
Other receivables	648.7	596.3	408.2
Equipment on operating leases - net	1,628.4	1,705.3	1,420.8
Inventories	3,288.8	2,337.3	2,484.1
Property and equipment - net	3,651.7	3,534.0	2,951.0
Investments in unconsolidated affiliates	157.1	149.5	124.9
Goodwill	1,248.3	1,234.3	1,115.7
Other intangible assets - net	131.2	131.0	54.4
Retirement benefits	2,016.5	1,976.0	2,635.3
Deferred income taxes	1,451.4	1,399.5	585.2
Other assets	911.1	605.8	653.7
Total Assets	$38,215.3	$38,575.7	$34,147.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$9,461.6	$9,969.4	$9,053.1
Payables to unconsolidated affiliates	174.4	136.5	72.8
Accounts payable and accrued expenses	5,019.2	5,357.9	4,027.0
Accrued taxes	500.1	274.3	150.4
Deferred income taxes	188.4	183.4	60.0
Long-term borrowings	12,344.4	11,798.2	10,571.1
Retirement benefit accruals and other liabilities	3,488.8	3,700.2	2,636.8
Total liabilities	31,176.9	31,419.9	26,571.2
Stockholders’ equity	7,038.4	7,155.8	7,575.9
Total Liabilities and Stockholders’ Equity	$38,215.3	$38,575.7	$34,147.1

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Three Months Ended January 31, 2008 and 2007
(In millions of dollars) Unaudited

	2008	2007

Cash Flows from Operating Activities
Net income	$369.1	$238.7
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	17.4	14.8
Provision for depreciation and amortization	199.7	185.7
Share-based compensation expense	45.5	42.6
Undistributed earnings of unconsolidated affiliates	(5.8)	(.3)
Credit for deferred income taxes	(20.2)	(3.9)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	53.0	(30.7)
Inventories	(1,013.0)	(579.8)
Accounts payable and accrued expenses	(378.8)	(418.5)
Accrued income taxes payable/receivable	183.1	19.6
Retirement benefits	(195.2)	(159.4)
Other	(79.8)	5.2
Net cash used for operating activities	(825.0)	(686.0)

Cash Flows from Investing Activities
Collections of financing receivables	3,118.3	2,859.0
Proceeds from sales of financing receivables	6.6	22.6
Proceeds from maturities and sales of marketable securities	692.8	801.5
Proceeds from sales of equipment on operating leases	125.2	94.8
Proceeds from sales of businesses, net of cash sold	18.4
Cost of financing receivables acquired	(2,723.8)	(2,429.2)
Purchases of marketable securities	(220.4)	(392.9)
Purchases of property and equipment	(233.1)	(323.7)
Cost of equipment on operating leases acquired	(79.2)	(73.1)
Acquisitions of businesses, net of cash acquired	(34.0)
Other	(14.0)	(6.7)
Net cash provided by investing activities	656.8	552.3

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(116.2)	4.9
Proceeds from long-term borrowings	1,037.7	12.8
Payments of long-term borrowings	(1,039.9)	(52.1)
Proceeds from issuance of common stock	68.7	81.1
Repurchases of common stock	(481.5)	(202.6)
Dividends paid	(110.4)	(88.7)
Excess tax benefits from share-based compensation	35.1	25.7
Other	(1.2)	(2.4)
Net cash used for financing activities	(607.7)	(221.3)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6.4)	8.6

Net Decrease in Cash and Cash Equivalents	(782.3)	(346.4)
Cash and Cash Equivalents at Beginning of Period	2,278.6	1,687.5
Cash and Cash Equivalents at End of Period	$1,496.3	$1,341.1

See Notes to Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)                                On November 14, 2007, a special meeting of stockholders was held authorizing a two-for-one stock split effected in the form of a 100 percent stock dividend to holders of record on November 26, 2007, distributed on December 3, 2007.  All share and per share data (except par value) have been adjusted to reflect the effect of the stock split for all periods presented.

                                              The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, at the beginning of the first fiscal quarter of 2008.  As a result of adoption, the Company recorded a reduction in the beginning retained earnings balance of $48 million.

(2)                                Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2008	2007*
Dividends declared	$.25	$.22
Dividends paid	$.25	$.19	1/2

* Adjusted for two-for-one stock split (see Note 1).

(3)                                 The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(4)                                 Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2008	2007
Net income	$369.1	$238.7
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	30.5
Cumulative translation adjustment	(.7)	(5.2)
Unrealized gain (loss) on investments	3.2	(1.7)
Unrealized gain (loss) on derivatives	(33.5)	1.2
Comprehensive income	$368.6	$233.0

(5)                               The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended January 31, 2008 and 2007

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007

Net Sales and Revenues
Net sales	$4,530.6	$3,814.9
Finance and interest income	26.0	22.2	$568.1	$521.0
Other income	103.6	103.9	65.0	43.0
Total	4,660.2	3,941.0	633.1	564.0

Costs and Expenses
Cost of sales	3,362.2	2,950.6
Research and development expenses	204.3	176.8
Selling, administrative and general expenses	550.1	456.8	104.9	88.4
Interest expense	46.0	42.5	261.6	235.0
Interest compensation to Financial Services	53.6	50.5
Other operating expenses	47.8	32.4	131.4	106.6
Total	4,264.0	3,709.6	497.9	430.0

Income of Consolidated Group Before Income Taxes	396.2	231.4	135.2	134.0
Provision for income taxes	132.2	82.2	37.7	45.9
Income of Consolidated Group	264.0	149.2	97.5	88.1

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	95.8	87.1	.2	.1
Other	9.3	2.4
Total	105.1	89.5	.2	.1
Net Income	$369.1	$238.7	$97.7	$88.2

*    Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	January 31 2008	October 31 2007	January 31 2007	January 31 2008	October 31 2007	January 31 2007

Assets
Cash and cash equivalents	$1,199.0	$2,019.6	$1,199.0	$297.3	$259.1	$142.1
Marketable securities	1,004.0	1,468.2	1,280.3	149.5	155.1	129.7
Receivables from unconsolidated subsidiaries and affiliates	376.3	437.0	246.3	1.1	.2	.1
Trade accounts and notes receivable - net	1,002.6	1,028.8	949.2	2,691.9	2,475.9	2,716.5
Financing receivables - net	4.4	11.0	3.3	15,228.6	15,620.2	13,680.4
Restricted financing receivables - net				1,960.6	2,289.0	2,066.7
Other receivables	575.1	524.0	285.0	76.1	74.2	123.1
Equipment on operating leases - net				1,628.4	1,705.3	1,420.8
Inventories	3,288.8	2,337.3	2,484.1
Property and equipment - net	2,716.9	2,721.4	2,459.2	934.8	812.6	491.8
Investments in unconsolidated subsidiaries and affiliates	2,586.8	2,643.4	2,714.4	5.8	5.1	5.0
Goodwill	1,248.3	1,234.3	1,115.7
Other intangible assets - net	131.2	131.0	54.4
Retirement benefits	2,008.9	1,967.6	2,624.0	8.5	9.0	11.3
Deferred income taxes	1,445.1	1,418.5	681.7	58.3	46.1	11.8
Other assets	434.5	347.6	316.8	478.4	259.3	338.4
Total Assets	$18,021.9	$18,289.7	$16,413.4	$23,519.3	$23,711.1	$21,137.7

Liabilities and Stockholders’ Equity
Short-term borrowings	$274.5	$129.8	$339.0	$9,187.1	$9,839.7	$8,714.1
Payables to unconsolidated subsidiaries and affiliates	174.5	136.5	72.6	337.8	407.4	222.3
Accounts payable and accrued expenses	4,515.9	4,884.4	3,726.8	1,000.6	924.2	779.1
Accrued taxes	443.2	242.4	115.9	59.4	33.7	34.5
Deferred income taxes	107.2	99.8	16.0	133.2	148.8	152.4
Long-term borrowings	2,012.6	1,973.2	1,958.8	10,331.8	9,825.0	8,612.4
Retirement benefit accruals and other liabilities	3,455.6	3,667.8	2,608.4	34.3	33.1	28.5
Total liabilities	10,983.5	11,133.9	8,837.5	21,084.2	21,211.9	18,543.3
Stockholders’ equity	7,038.4	7,155.8	7,575.9	2,435.1	2,499.2	2,594.4
Total Liabilities and Stockholders’ Equity	$18,021.9	$18,289.7	$16,413.4	$23,519.3	$23,711.1	$21,137.7

*    Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF CASH FLOWS
For the Three Months Ended January 31, 2008 and 2007

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007

Cash Flows from Operating Activities
Net income	$369.1	$238.7	$97.7	$88.2
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for doubtful receivables	(.3)	1.4	17.7	13.3
Provision for depreciation and amortization	117.2	111.4	101.2	89.6
Undistributed earnings of unconsolidated subsidiaries and affiliates	36.7	(29.7)	(.2)	(.1)
Provision (credit) for deferred income taxes	(23.6)	(.4)	3.4	(3.6)
Changes in assets and liabilities:
Receivables	2.1	2.2	.4	2.2
Inventories	(956.3)	(529.1)
Accounts payable and accrued expenses	(332.8)	(378.9)	.3	3.8
Accrued income taxes payable/receivable	182.0	47.3	1.1	(27.7)
Retirement benefits	(196.9)	(162.1)	1.8	2.7
Other	10.5	38.9	(44.4)	10.8
Net cash provided by (used for) operating activities	(792.3)	(660.3)	179.0	179.2

Cash Flows from Investing Activities
Collections of receivables			7,041.6	6,456.1
Proceeds from sales of financing receivables			15.5	62.8
Proceeds from maturities and sales of marketable securities	679.1	801.5	13.7
Proceeds from sales of equipment on operating leases			125.2	94.8
Proceeds from sales of businesses, net of cash sold	18.4
Cost of receivables acquired			(6,633.0)	(6,144.4)
Purchases of marketable securities	(216.3)	(369.9)	(4.0)	(23.1)
Purchases of property and equipment	(132.5)	(173.1)	(100.6)	(150.7)
Cost of operating leases acquired			(156.0)	(141.6)
Acquisitions of businesses, net of cash acquired	(34.0)
Other	(72.9)	(19.7)	.7	(11.6)
Net cash provided by investing activities	241.8	238.8	303.1	142.3

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	146.3	60.9	(262.4)	(56.0)
Change in intercompany receivables/payables	79.8	256.9	(79.8)	(256.9)
Proceeds from long-term borrowings		3.7	1,037.7	9.1
Payments of long-term borrowings	(3.2)	(1.1)	(1,036.7)	(50.9)
Proceeds from issuance of common stock	68.7	81.1
Repurchases of common stock	(481.5)	(202.6)
Dividends paid	(110.4)	(88.7)	(140.0)	(58.6)
Excess tax benefits from share-based compensation	35.1	25.7
Other	2.9	(.2)	35.8	22.6
Net cash provided by (used for) financing activities	(262.3)	135.7	(445.4)	(390.7)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7.8)	8.1	1.5	.5

Net Increase (Decrease) in Cash and Cash Equivalents	(820.6)	(277.7)	38.2	(68.7)
Cash and Cash Equivalents at Beginning of Period	2,019.6	1,476.7	259.1	210.8
Cash and Cash Equivalents at End of Period	$1,199.0	$1,199.0	$297.3	$142.1

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.